U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     LAMOREUX                       JOSEPH                  F.
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        (Last)                      (First)             (Middle)

     C/O VALENCE TECHNOLOGY, INC,
     6504 BRIDGE POINT PARKWAY, SUITE 415
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                                    (Street)

     AUSTIN                          TEXAS                78730
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        (City)                       (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     VALENCE TECHNOLOGY, INC. (VLNC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     12/20/02
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5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          VICE PRESIDENT OF SMALL FORMAT ENERGY SOLUTIONS
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                              6.
                                                               4.                             5. Amount of    Owner-
                                                               Securities Acquired (A) or     Securities      ship
                                                3.             Disposed of (D)                Beneficially    Form:      7.
                                  2A.           Transaction    (Instr. 3, 4 and 5)            Owned Follow-   Direct     Nature of
                     2.           Deemed        Code           -----------------------------  ing Reported    (D) or     Indirect
1.                   Transaction  Execution     (Instr. 8)                   (A)              Transaction(s)  Indirect   Beneficial
Title of Security    Date         Date, if any  ------------                  or              (Instr. 3       (I)        Ownership
(Instr. 3)           (mm/dd/yy)   (mm/dd/yy)    Code     V     Amount        (D)    Price     and 4)          (Instr.4)  (Instr. 4)
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

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
                            (Print or Type Response)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form of
            2.                                                                                            Deriv-    Deriv-
            Conver-                             5.                              7.                        ative     ative    11.
            sion                                Number of                       Title and Amount          Secur-    Secur-   Nature
            or               3A.                Derivative    6.                of Underlying     8.      ities     ities    of
            Exer-            Deemed    4.       Securities    Date              Securities        Price   Bene-     Benefi-  In-
            cise     3.      Execu-    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficial-   cially   direct
            Price    Trans-  tion      action   or Disposed   Expiration Date   ----------------  Deriv-  ly Owned  Owned    Bene-
1.          of       action  Date,     Code     of (D)        (Month/Day/Year)            Amount  ative   Follow-   at End   ficial
Title of    Deriv-   Date    if any    (Instr.  (Instr. 3,    -----------------           or      Secur-  ing Re    of       Owner-
Derivative  ative    (Month/ (Month/   8)       4 and 5)      Date     Expira-            Number  ity     ported    Month    ship
Security    Secur-   Day/    Day/      ------   ------------  Exer-    tion               of      (Instr. Trans-    (Instr.  (Instr
(Instr. 3)  ity      Year)   Year)     Code V   (A)     (D)   cisable  Date      Title    Shares  5)      action(s) 4)       4)
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
STOCK       $1.69    12/20/02           A       100,000       (1)      12/20/12  COMMON   100,000         100,000    D
OPTION                                                                           STOCK
(RIGHT
TO BUY)
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
Explanation of Responses:

(1) The shares subject to this option vest in equal quarterly installments over a four-year period (6,250 shares per quarter) beginning March 20, 2003.



          /S/ JOSEPH F. LAMOREUX                               12/20/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
    * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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